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                                                                      EXHIBIT 23


                                  Independent Auditors' Consent



The Board of Directors
ESCO Technologies Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-39737, 33-47916, 33-98112, 333-92945, 333-77887, 333-96309, 333-63930 and
333-85268) on Form S-8 of ESCO Technologies Inc. of our report dated, November 13, 2002 relating to the consolidated balance sheets of ESCO Technologies Inc. and subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2002, which report appears in the September 30, 2002 Annual Report on Form 10-K of ESCO Technologies Inc.

Our report refers to a change in accounting for Goodwill and other intangible assets.


/s/ KPMG LLP



St. Louis, Missouri
December 20, 2002